UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 23, 2015

KEARNY FINANCIAL CORP.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-37399	30-0870244
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

120 Passaic Avenue, Fairfield, New Jersey	07004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (973) 244-4500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 23, 2015, the boards of directors of Kearny Financial Corp. (the “Company”) and its wholly-owned subsidiary, Kearny Bank, expanded the size of their boards of directors from nine to eleven members and appointed Raymond E. Chandonnet and Christopher D. Petermann as directors for the Company and the Bank, effective immediately.  Mr. Chandonnet will serve a term expiring at the 2016 annual meeting of stockholders.  Mr. Petermann will serve a term expiring at the 2017 annual meeting of stockholders.

There are no arrangements or understandings between either Mr. Chandonnet or Mr. Petermann and any other person pursuant to which Messrs. Chandonnet and Petermann became directors.  Messrs. Chandonnet and Petermann will receive compensation for their service on the boards of directors in accordance with the Company’s and the Bank’s standard compensatory arrangements for non-employee directors.  A description of the compensatory arrangements for non-employee directors is included under the heading “Director Compensation” in the Company’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on September 18, 2015.  Messrs. Chandonnet and Petermann have not yet been named to a board committee of the Company or the Bank.

Mr. Chandonnet is co-founding principal of Second Act Capital Partners, a financial advisory firm that provides consulting to financial services companies including banks, insurance companies and pensions funds, as well as business incubation services to companies seeking to develop and launch products designed for the financial industry.  Mr. Chandonnet co-founded Second Act Capital Partners in 2015 after retiring from Sandler O’Neill & Partners in 2014, where he had served as a partner and Chief Balance Sheet Strategist since 2007.  Prior to joining Sandler O’Neill, Mr. Chandonnet was head of Bank Strategy for JPMorgan Securities, Lehman Brothers, and First Union Capital Markets.  Mr. Chandonnet is a frequent publisher and speaker on a wide range of issues related to bank financial management and holds a Master’s Degree in finance from Bentley College Graduate School of Business in Waltham, MA and a Bachelor’s Degree in Computer Science from Merrimack College in North Andover, MA.

Mr. Petermann is a Partner of O’Connor Davies, LLP, a certified public accounting firm. Mr. Petermann is the Partner in Charge of O’Connor Davies, LLP’s New York City office and serves as Co-Partner-in-Charge for the Private Foundation Practice. He has over 30 years of specialized experience in accounting for exempt organizations and private foundations, as well as closely-held businesses and financial services entities. Mr. Petermann also holds a number of professional committee and community board positions. Mr. Petermann is a regular speaker on accounting, tax and governance matters and has also authored numerous articles for industry publications.  Mr. Petermann holds a Bachelor of Science degree in Business Administration from Bucknell University.

Item 8.01	Other Events

       On December 23, 2105, the Company amended its Directors Consultation and Retirement Plan (the “DCRP”) to freeze the DCRP such that no additional DCRP benefits will accrue to any participant after December 31, 2015 and to revise the minimum age requirement for benefit vesting purposes. Accordingly, the benefits payable to participating directors under the DCRP will not increase beyond the amounts fixed and accrued as of December 31, 2015. The foregoing description of the freeze amendment does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1 of this Current Report, which is incorporated by reference into this Item 8.01.

A copy of the press release announcing the appointment of Messrs. Chandonnet and Petermann to the boards of directors of the Company and the Bank and the Company’s freeze of the DCRP is included as Exhibit 99.1 to this report.
Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c) (d)	Shell Company Transactions. Not applicable. Exhibits.

Exhibit No.	Description

10.1	Amendment to Freeze Benefit Accruals Under the Kearny Financial Corp. Directors Consultation and Retirement Plan.

99.1	Press release dated December 23, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

KEARNY FINANCIAL CORP.
DATE: December 23, 2015	By:	/s/ Craig L. Montanaro
Craig L. Montanaro
President and Chief Executive Officer